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                          September 18, 2020

       Melanie Klint
       General Counsel
       PFSweb, Inc.
       505 Millennium Drive
       Allen, TX 75013

                                                        Re: PFSweb, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 11,
2020
                                                            File No. 333-248722

       Dear Ms. Klint:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Nicholas
Lamparski at (202) 551-4695 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services
       cc:                                              Soren Lindstrom